SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 18, 2006 (January 17, 2006)

ENTERPRISE BANCORP, INC.

(exact name of registrant as specified in charter)

Massachusetts	0-21021	04-3308902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Merrimack Street
Lowell, Massachusetts		01852
(address of principal executive offices)		(Zip Code)

(978) 459-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Election of Directors

On January 17, 2006, in accordance with authority granted under the registrant’s by-laws, the Board of Directors of the registrant voted to increase the size of the Board from 18 to 19 and to elect Carol L. Reid, a resident of Andover, Massachusetts, to the Board of Directors.  Ms. Reid was elected to that class of the Board whose term of office runs through the 2007 annual meeting of stockholders.  Ms. Reid has been appointed to the Audit Committee of the Board of Directors.  There are no arrangements or understandings between Ms. Reid and any other persons pursuant to which she has been elected to the registrant’s Board of Directors.  Neither Ms. Reid nor any member of her immediate family or any corporation, partnership or other business entity affiliated with Ms. Reid or any such immediate family member has entered into or proposes to enter into any transaction or series of transactions with the registrant or any of its subsidiaries.  Additional background information on Ms. Reid is included in the registrant’s press release, a copy of which is included as Exhibit 99 to this report.

Item 8.01               Other Events

On January 17, 2006, the Board of Directors of the registrant voted to declare and pay a quarterly cash dividend as described further in the registrant’s press release, a copy of which is included as Exhibit 99 to this report.  This represents a change in the registrant’s past practice of paying cash dividends on an annual basis only.

Item 9.01.              Financial Statements and Exhibits

(a)            Not applicable

(b)           Not applicable

(c)            The following exhibits are included with this report:

Exhibit 99               Press release issued by Enterprise Bancorp, Inc. on January 17, 2006

[Remainder of Page Intentionally Blank]

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE BANCORP, INC.

Date: January 18, 2006	By:	/s/ James A. Marcotte
James A. Marcotte
Executive Vice President, Treasurer
and Chief Financial Officer